Exhibit 99.1

                ALBANY INTERNATIONAL ANNOUNCES MANAGEMENT CHANGES

      Albany, New York, September 22, 2006 - Albany International Corp. (NYSE:AIN; PCX, FWB) announced today senior management changes in the Americas Business Corridor of its Paper Machine Clothing (PMC) business. Thomas H. Curry, Group Vice President-PMC Americas, will retire on March 1, 2007, at which time Michael J. Joyce, Vice President, Sales & Marketing-Americas Business Corridor, will be promoted to succeed Mr. Curry. Mr. Joyce will report directly to Dr. Joseph G. Morone, President and CEO of Albany International.

      In announcing Mr. Curry's retirement, Dr. Morone said, "Throughout his outstanding 27-year career, Tom has made, and continues to make, countless contributions to the success of the Company. He is a visionary leader, personally leading the development of the Albany Value Concept, and responsible for creating a strong management team with momentum in the marketplace. Tom and Mike will be working closely during the transition period to ensure the continued success of the Americas Corridor PMC business."

      Mr. Joyce joined Albany International in 1988 as a Sales Engineer in the United States. Since then, he has worked in a number of technical and marketing management roles, most recently serving as Vice President, Sales & Marketing for PMC in the Americas. Following Albany International's acquisition of Geschmay Corp. in 1999, Mr.

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Joyce led the successful transition of the Geschmay brand into the Albany
International product portfolio and into the marketplace. He has a Bachelor of Science degree in Textile Technology from the University of Massachusetts and is currently participating in the Advanced Management Program at Harvard Business School.

      "Mike combines a deep understanding of the PMC market, a strong technical background, and natural leadership style. He has both a clear vision of the future of PMC, and the managerial strength to implement that vision. Mike's succession is a natural step in the progression of the business as we bring value to our customers. His colleagues and I look forward to working closely with him," said Dr. Morone.

      Albany International is the world's largest producer of custom-designed paper machine fabrics and process belts that are essential to the manufacture of paper and paperboard. In its family of businesses, Albany applies its core competencies in advanced textiles and materials to other industries. Additional information about the Company and its businesses and products is available at www.albint.com.